                                                                    Exhibit 11.1



                               POPE & TALBOT, INC.
                    STATEMENT SHOWING CALCULATION OF AVERAGE
                     COMMON SHARES OUTSTANDING AND EARNINGS
                            PER AVERAGE COMMON SHARE



                                              Three months ended                   Nine months ended
                                                 September 30,                        September 30,
                                        ------------------------------       ------------------------------
                                             1996              1995              1996              1995
                                             ----              ----              ----              ----


Weighted average number
     of common shares
     outstanding                          13,363,779        13,363,779         13,363,779        13,363,433

Application of the "treasury
     stock" method to the stock
     option plan                               6,442             8,897              3,393            10,563
                                        ------------      ------------       ------------      ------------

Total common and common
     equivalent shares,
     assuming full dilution               13,370,221        13,372,676         13,367,172        13,373,996
                                        ============      ============       ============      ============


Net income (loss)                       $  1,137,000      $ (6,645,000)      $  2,144,000      $(16,890,000)
                                        ============      ============       ============      ============


Net income (loss) per common
     share, assuming full dilution      $        .08      $       (.49)      $        .16      $      (1.26)
                                        ============      ============       ============      ============



The computation of primary net income (loss) per common share is not included because the computation can be clearly determined from the material contained in this report.